Exhibit 2.1

AMENDMENT TO AGREEMENT AND
PLAN OF MERGER

        Amendment, dated as of May 14, 2006 (this "Amendment"), to Agreement and Plan of Merger, dated as of February 27, 2006 (the "Agreement"), by and among Armor Holdings, Inc., a Delaware corporation ("Parent"), Santana Acquisition Corp., a Texas corporation ("Merger Sub"), and Stewart & Stevenson Services, Inc., a Texas corporation (the "Company"). Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

        WHEREAS, the parties hereto are parties to the Agreement;

        WHEREAS, the parties hereto desire to amend the Agreement in accordance with the terms hereof.

        NOW, THEEFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

  1.
  The first sentence of Section 3.01(a) of the Agreement is hereby amended to read as follows:

    "Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 3.04) shall be converted into and constitute the right to receive cash in an amount equal to $36.50, without interest (the "Per Share Consideration"); provided, however, that if the proposal relating to the Merger is not approved by the Company's shareholders entitled to vote thereon at the Shareholders' Meeting to be reconvened on May 25, 2006 by the requisite vote required under applicable law, then the Per Share Consideration shall revert to $35.00 automatically and without any further action being required by any of the parties hereto."

  2.
  The provisions of Article IX of the Agreement are incorporated by reference herein as though fully set forth herein.

  3.
  Except as hereby amended, the Agreement is ratified, confirmed and approved in all respects.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

PARENT: ARMOR HOLDINGS, INC.
By:	/s/ ROBERT SCHILLER Name: Robert Schiller Title: President & COO
MERGER SUB: SANTANA ACQUISITION CORP.
By:	/s/ ROBERT SCHILLER Name: Robert Schiller Title: Chairman of the Board
COMPANY: STEWART & STEVENSON SERVICES, INC.
By:	/s/ L. SCOTT BIAR Name: L. Scott Biar Title: Chief Financial Officer, Treasurer & Controller